Exhibit 99.1

Regado Biosciences Announces Second Quarter 2014 Financial Results and Corporate Highlights

Conference Call and Webcast, August 12, 2014, at 8:30 a.m. EDT

Basking Ridge, N.J. - August 11, 2014 - Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the Phase 3 clinical development of Revolixys™ Kit (previously known as REG1), its first-in-class, actively controllable antithrombotic drug system, today announced its second quarter 2014 corporate highlights and financial results. A conference call and webcast to discuss the results will be held, August 12, 2014, at 8:30 a.m. EDT.

SECOND QUARTER 2014 FINANCIAL SUMMARY

Cash and cash equivalents at June 30, 2014, totaled $72.7 million compared to $30.7 million at December 31, 2013. Regado’s net loss for the quarter ended June 30, 2014, was $21.4 million or a net loss of $.63 per share as compared to a net loss of $5.6 million or a net loss of $24.24 per share for the corresponding period in 2013 on both a basic and fully diluted basis.

Research and development expenses for the second quarter of 2014 were $18.5 million, compared to $4.3 million for the comparable 2013 period. The increase in research and development expenses was primarily the net result of the REGULATE-PCI clinical trial which began in Q3 2013. The clinical trial expenses include site start-up costs, patient reimbursement and clinical trial drug product. The company expects research and development expenses to be reduced during the period of the clinical hold which is currently in place.

General and administrative expenses for the second quarter of 2014 were $2.8 million, compared to $1.1 million for the comparable 2013 period. The increase in general and administrative expenses primarily reflected increased personnel as well as increased accounting, legal and other administrative costs associated with being a public company. The company expects general and administrative expenses to potentially increase during the remainder of the year in connection with the purported class action lawsuits and derivative lawsuit recently filed against the company.

Corporate Highlights

•	Public Offering - In April 2014, the company completed an underwritten public offering of 10,279,461 shares of common stock at a public offering price of $6.00 per share, resulting in net cash proceeds of approximately $57.5 million after deducting the underwriting discount and offering expenses.

•	Issuance of a European Patent (EP 1745062) Covering Revolixys™ Kit - Provides broad intellectual property protection for the composition of matter and methods of using Revolixys to manage coagulation when treating patients with coronary artery disease (CAD).

•	Allowance of US Patent Application No. 13/751,623 - Provides broad composition of matter protection for anti-FIXa aptamers and control agents to aptamers.

•	EuroIntervention Published Data From the Phase 2 RADAR-PCI Clinical Trial - Demonstrated Revolixys effectively suppressed ischemic events while also showing a more favorable bleeding profile at both 48h and 30 days post procedure.

•	REG2 Publication in the Journal of Thrombosis and Thrombolysis - Data from a single escalating-dose Phase 1 clinical trial of the REG2 anticoagulation system demonstrated the dose and concentration-dependent attenuation of thrombin generation and subsequent restoration of thrombin following reversal associated with REG2.

•	Election of a New Board Member - In June 2014, at the Regado Annual Shareholders meeting Drew Fromkin was elected as a new member of the Board of Directors Mr. Fromkin most recently served as President, CEO of Clinical Data, Inc. prior to its acquisition by Forest Laboratories.

Status of REGULATE-PCI On July 2, 2014, the Company announced that the Data Safety Monitoring Board, or DSMB, in agreement with the Company, was initiating a complete review of efficacy and safety data from the REGULATE-PCI trial. This review was initiated as a result of various serious adverse events, or SAEs, that were reported by certain site investigators at several sites around the world. As a result, the Company voluntarily suspended patient enrollment in the REGULATE-PCI trial until the DSMB completes its analysis and communicates its recommendations. In addition, on July 9, 2014 the United States Food and Drug Administration, or the FDA, informed the company that a clinical hold was placed on all patient enrollment and dosing of either study drug in the REGULATE-PCI trial. According to the FDA, this action was taken to formalize the involvement of the FDA in any decision to re-initiate enrollment and dosing in the trial in the future. During this period of data collection and analysis the Company and the principal investigators of the trial remain blinded. It is anticipated that the DSMB will complete their analysis by early September 2014.

CONFERENCE CALL INFORMATION

Interested participants and investors may access the conference call by dialing (877) 870-4263 for domestic callers or (412) 317-0790 for international callers. The conference call will be webcast live under the investor relations section of the Regado website at www.regadobio.com and will be archived there for 60 days following the call.

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc., is a biopharmaceutical company focused on the discovery and development of novel, oligonucleotide-based actively controllable therapeutics. Our initial focus is on applications in the acute and sub-acute cardiovascular therapeutic area. The company’s lead product candidate, Revolixys™ Kit, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys™ Kit is currently being evaluated in the REGULATE-PCI trial, a worldwide Phase 3 trial comparing safety and efficacy of Revolixys Kit vs. bivalirudin in 13,200 patients with acute coronary syndromes (ACS) undergoing percutaneous coronary intervention (PCI), a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes and enhance the patient experience, provide direct therapeutic control to physicians and reduce overall treatment costs. More information can be found at www.regadobio.com.

For more information on REGULATE-PCI, please visit: http://www.clinicaltrials.gov/ct2/show/NCT01848106

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to financial projections, guidance, estimates and their underlying assumptions, future performance, the progress of the REGULATE-PCI trial, enrollment in the REGULATE-PCI trial, the prospects for the completion of the REGULATE-PCI trial and any regulatory approval of Revolixys™ Kit and the successful commercialization of Revolixys™ Kit if approved. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from those projected in forward-looking statements include the outcome of the DSMB’s currently ongoing analysis of REGULATE-PCI safety and efficacy data, the content of the DSMB’s recommendations following such analysis, and the ultimate decision of the FDA to remove the clinical hold from the REGULATE-PCI trial, as well as the “Risk Factors” described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014, and in the Company’s other periodic filings with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company has no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Don Elsey, CFO

Regado Biosciences, Inc.

908-580-2113

delsey@regadobio.com

Media Contacts:

David Schull or Lena Evans

Russo Partners

212-845-4271

212-845-4262

david.schull@russopartnersllc.com

lena.evans@russopartnersllc.com

Regado Biosciences, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2014 (Unaudited)	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$72,720	$30,688
Restricted cash	1,082	82
Prepaid expenses	1,520	2,147
Other assets	9,462	6,211

Total current assets	84,784	39,128

Property and equipment, net	209	108
Intangible assets, net	2,042	1,823
Other non-current assets	4,541	4,694

Total assets	$91,576	$45,753

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,761	$1,557
Accrued expenses	10,934	5,524
Warrant liability	30	19
Current portion of long-term debt	4,543	2,000

Total current liabilities	17,268	9,100
Long-term debt	—	2,452

Total liabilities	17,268	11,552

Commitments and contingencies
Stockholders’ equity:
Series F convertible preferred stock; stated value of $1,000, 1,000,000 shares authorized, 10,000 and 0 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	24,832	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 33,609,212 and 21,310,614 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	34	21
Additional paid-in-capital	231,700	179,159
Accumulated Deficit	(182,258)	(144,979)

Total stockholders’ equity	74,308	34,201

Total liabilities and stockholders’ equity	$91,576	$45,753

Regado Biosciences, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Total revenue	$—	$—	$—	$—

Operating expenses:
Research and development	(18,505)	(4,314)	(31,621)	(6,047)
General and administrative	(2,838)	(1,133)	(5,386)	(2,576)

Total operating expenses	(21,343)	(5,447)	(37,007)	(8,623)

Loss from operations	(21,343)	(5,447)	(37,007)	(8,623)

Other (expense) income:

Interest income	47	68	50	69
Interest expense	(136)	(283)	(323)	(398)
Other income	—	60	—	60

Total other expense	(89)	(155)	(273)	(269)

Net loss	$(21,432)	$(5,602)	$(37,280)	$(8,892)

Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	—	—	(14,840)	—
Net loss attributable to stockholders	(21,432)	(5,602)	(52,120)	(8,892)
Net loss attributable to preferred stockholders	1,269	—	2,032	—
Net loss attributable to common stockholders - basic and diluted	$(20,163)	$(5,602)	$(50,088)	$(8,892)
Comprehensive loss applicable to all stockholders	(21,432)	(5,602)	(52,120)	(8,892)

Loss per share - basic and diluted	$(0.63)	$(24.24)	$(1.81)	$(39.31)

Weighted-average common shares - basic and diluted	31,777,266	231,161	27,659,526	226,221